UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14C INFORMATION
             INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                            AND RULE 14f-1 THEREUNDER


FILED BY THE REGISTRANT [ x ]

FILED BY A PARTY OTHER THAN THE REGISTRANT [   ]

CHECK THE APPROPRIATE BOX:

[X] PRELIMINARY INFORMATION STATEMENT

[   ]    CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS
         PERMITTED BY RULE 14(C)-5(D)(2))

[  ]     DEFINITIVE INFORMATION STATEMENT


                              TRUST LICENSING, INC.
                  (Exact name of registrant as specified in its
                     corporate charter) Commission File No.
                                    000-18689

                               DELAWARE 06-1238435
                               -------------------
           (State of Incorporation) (IRS Employer Identification No.)

                             950 S. Pine Island Road
                                 Suite A150-1094
                              Plantation, FL 33324
                    (Address of principal executive offices)

                            (954) 727-8218 (Issuer's
                                telephone number)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX)

[X] NO FEE REQUIRED.
[ ] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14C-5(G) AND 0-11.


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                              TRUST LICENSING, INC.

Introduction

         This Information Statement is being delivered on or about February , 2005 to the holders of shares of common stock, par value $0.0001 (the "Common Stock"), of Trust Licensing, Inc. (the "Company") as of January 13, 2005 (the "Record Date"). You are receiving this Information Statement in connection with the recent adoption of the Trsut Licensing, Inc. Equity Incentive Plan (the "Plan") covering 50,000,000 shares of the Company's common stock.

         On January 12, 2005 Mr. Leigh M. Rothschild, as the sole Director of the Company, approved the adoption of the Plan. Thereafter, Irrevocable Trust Agreement Number III, Jay Howard Linn, Trustee, owning approximately 43%, Jeffrey W. Sass, owning approximately 22%, Michael Moore, owning approximately 3% and Leigh M. Rothschild, owning approximately 16% of the outstanding shares of common stock of the Company, as of the Record Date, each signed the written consent approving and adopting the Plan in accordance with the provisions of
Section 228 of the Delaware Corporation Law.



YOU ARE URGED TO READ THIS INFORMATION STATEMENT CAREFULLY. WE
ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND
US A PROXY.



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The Plan provides a means whereby employees, officers, directors, and certain consultants and independent contractors of the Company ("Qualified Grantees") may acquire the Common Shares of the Company pursuant to grants of: (i) incentive stock options ("ISO"); (ii) non-qualified stock options (the "NQSO"); and (iii) restricted stock. A summary of the significant provisions of the Plan is set forth below. A copy of the full Plan is annexed as Exhibit A to this Information Statement. The following description of the Plan is qualified in its entirety by reference to the Plan itself.

The purpose of the Plan is to, among other things, further the long-term stability, continuing growth and financial success of the Company by attracting and retaining key employees, directors and selected advisors through the use of stock incentives, while stimulating the efforts of these individuals upon whose judgment and interest the Company is and will be largely dependent for the successful conduct of its business. The Company believes that the Plan will strengthen these persons' desire to remain with the Company and will further the identification of those persons' interests with those of the Company's shareholders.

The Plan shall be administered by the Compensation Committee of the Board of Directors. The membership of the Committee shall be constituted so as to comply at all times with the then applicable requirements under the Exchange Act and
Section 162(m) of the Internal Revenue Code. However, unitl additional Directors are elected, Mr. Leigh M. Rothschild, the sole Director, will administer the Plan and have the ability to grant options and restricted stock under the Plan and also to appoint designees to assist him in the administration of the Plan.

The Plan provides that options to purchase up to 50,000,000 Common Shares of the Company may be issued to the employees, officers, directors and certain consultants and independent contractors. All present and future employees shall be eligible to receive incentive awards under the Plan, and all present and future non-employee directors shall be eligible to receive non- statutory options under the Plan. An eligible employee or non-employee director being awarded a grant shall be notified in writing of such grant, which notice shall state the number of shares for which options are granted, the option price per share, and conditions surrounding the grant and exercise of the options.

The exercise price of shares of Company Stock covered by an ISO shall be not less than 100% of the fair market value of such shares on the date of grant; provided that if an ISO is granted to an employee who, at the time of the grant, is a 10% shareholder, then the exercise price of the shares covered by the incentive stock option shall be not less than 110% of the fair market value of such shares on the date of grant. The Plan also provides for cashless exercise of Options. In such event, there maybe a charge to the earnings of the Company with respect to the cashless exercise of the Options.

The Compensation Committee (or the sole Director, as the case may be) may determine the number of shares that may be awarded to a participant as restricted stock and the provisions

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relating to risk of forfeiture and may determine that the restricted stock is only earned upon the satisfaction of performance goals established by the Committee. The Committee shall also determine the nature, length and starting date of any performance period and the terms thereof. The maximum number of shares that may be granted to any participant may not exceed 20% of the total shares subject to the Plan.

As of the date of this information statement no options or restricted stock have been granted under the Plan.

U.S. Federal Income Tax Consequences

         The rules governing the U.S. federal tax treatment of stock options, restricted stock and shares acquired upon the exercise of stock options are quite technical. Therefore, the description of U.S. federal income tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, the statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. In particular, the "American Jobs Creation Act of 2004" imposed new rules concerning the taxation of various deferred compensation arrangements. It is not clear whether, and to what extent, these new rules apply to awards under the Plan. Although the Company does not believe that awards under the Plan are affected by the new rules, there can be no assurance to that effect until adequate guidance is forthcoming from the U.S. Treasury Department. Finally, the tax consequences under applicable state, local and foreign income tax laws may not be the same as under the U.S. federal income tax laws.

         INCENTIVE STOCK OPTIONS. ISOs granted pursuant to the Plan are intended to qualify as incentive stock options within the meaning of Section 422A of the Internal Revenue Code. If the participant makes no disposition of the shares acquired pursuant to exercise of an ISO within one year after the transfer of shares to such participant and within two years from grant of the option, such participant will realize no taxable income as a result of the grant or exercise of such option, and any gain or loss that is subsequently realized may be treated as long- term capital gain or loss, as the case may be. Under these circumstances, neither the Company nor any subsidiary will be entitled to a deduction for federal income tax purposes with respect to either the issuance of the ISOs or the issuance of shares upon their exercise.

         If shares acquired upon exercise of ISOs are disposed of prior to the expiration of the above time periods, the participant will recognize ordinary income in the year in which the disqualifying disposition occurs, the amount of which will generally be the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price, or (ii) the gain recognized on such disposition. Such amount will ordinarily be deductible for federal income tax purposes by the Company or subsidiary for whom the participant performs services ("service recipient") in the same year, provided that the amount constitutes reasonable compensation for services that would result in a deduction for U.S. federal income tax purposes and that certain federal income tax withholding requirements are satisfied. In addition, the

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excess, if any, of the amount realized on a disqualifying disposition over the market value of the shares on the date of exercise will be treated as capital gain.

         The foregoing discussion does not consider the impact of the alternative minimum tax, which may be particularly applicable to the year in which an ISO is exercised.

         NONQUALIFIED STOCK OPTIONS. A participant who acquires shares by exercise of a NQSO generally realizes as taxable ordinary income, at the time of exercise, the difference between the exercise price and the fair market value of the shares on the date of exercise. Such amount will ordinarily be deductible by the service recipient for federal income tax purposes in the same year, provided that the amount constitutes reasonable compensation for services that would result in a deduction for U.S. federal income tax purposes and that certain federal income tax withholding requirements are satisfied. Subsequent appreciation or decline in the value of the shares on the sale or other disposition of the shares will generally be treated as capital gain or loss.

         RESTRICTED STOCK. A participant granted shares of restricted stock under the Plan is not required to include the value of such shares in ordinary income until the first time such participant's rights in the shares are transferable or are not subject to substantial risk of forfeiture, whichever occurs earlier, unless such participant timely files an election under Section 83(b) of the Internal Revenue Code to be taxed on the receipt of the shares. In either case, the amount of such income will be equal to the excess of the fair market value of the stock at the time the income is recognized over the amount (if any) paid for the stock. The service recipient will ordinarily be entitled to a deduction, in the amount of the ordinary income recognized by the participant, for the service recipient's taxable year in which the participant recognizes such income, provided that the amount constitutes reasonable compensation for services that would result in a deduction for U.S. federal income tax purposes and that certain federal income tax withholding requirements are satisfied.


Dated: January    , 2005                    By order of the Sole Director

                                            Jeffrey W. Sass, President and
                                            Chief Executive Officer







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                                   SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant casued this report to be sigend on its behalf by the undersigned, thereunto duly authorized.

                                     Trust Licensing, Inc.
                                     (Registrant)


                                     By:/s/ Leigh M. Rothschild, Chairman

                                     By:/s/ Jeffrey W. Sass, CEO

                                     By:/s/ Jay Howard Linn, CFO

                                    Date: January 14, 2005

In accordance with Section 12 of the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


                                     By: /s/ Leigh M. Rothschild, Chairman

                                     By: /s/ Jeffrey W. Sass, CEO

                                     By: /s/ Jay Howard Linn, CFO

                                     Date: January 14, 2005

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